UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
______________________

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:

May 15, 2009

ASPEN EXPLORATION CORPORATION (Exact name of registrant as specified in its charter)

Delaware	0-9494	84-0811316
State of	Commission File	IRS Employer
Incorporation	Number	Identification No.

2050 S. Oneida St., Suite 208, Denver, CO 80224-2426
Address of principal executive offices

303-639-9860
Telephone number, including
Area code

Not applicable
Former name or former address if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 8.01 – Other Events Shareholder Approval Obtained

     Aspen Exploration Corporation (“Aspen”) held a special meeting of its stockholders on May 22, 2009 to consider approval of the purchase and sale agreement between Aspen and Venoco, Inc. (“Venoco”). The meeting did not involve the election of directors and the only matter presented to the stockholders was the following resolution:

RESOLVED, that the sale of Aspen’s California oil and gas properties and assets to Venoco upon the terms described in the Purchase and Sale Agreement as signed by the parties and as filed with the Securities and Exchange Commission be approved by the stockholders.

     The stockholders approved the resolution by a vote of 3,845,323 shares for the resolution (53% of the total outstanding as of the record date), 592,688 shares against the resolution, and 28,985 shares abstaining. A total of 4,466,996 shares (approximately 61.5% of the total outstanding as of the record date) were present at the meeting.

Closing Date Set for Venoco Agreement

     As described in previous reports filed with the Securities and Exchange Commission (including a current report on Form 8-K dated February 18, 2009), Aspen has agreed to sell its California oil and gas assets to Venoco. The Purchase and Sale Agreement between Aspen and Venoco provided that the closing was to occur on April 1, 2009 if certain conditions were satisfied by that date and if not, closing would occur on the last day of the month in which the closing conditions described in the agreement were either satisfied or waived. On May 15, 2009 Aspen and Venoco agreed to set the closing date of the transaction as June 30, 2009. The completion of the transaction remains subject to a number of conditions, and (as described in the agreement) the purchase price remains subject to adjustment for matters occurring since December 1, 2008 (the contractual effective date of the transaction), title deficiencies and other matters specified in the agreement (which was filed as an exhibit to Aspen’s current report on Form 8-K dated February 18, 2009).

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on the 22nd day of May 2009.

Aspen Exploration Corporation

By:	/s/ R.V. Bailey
R.V. Bailey, Chief Executive Officer